Exhibit 99.2

Pro Forma Financial Information.

Condensed Consolidated Pro Forma Unaudited Balance Sheet as of September 30, 2011
Condensed Consolidated Pro Forma Unaudited Statement of Operations for the Nine Months Ended September 30, 2011
Condensed Consolidated Pro Forma Unaudited Statement of Operations for the Year Ended December 31, 2010.

Unaudited Pro Forma Condensed Financial Information

On December 29, 2011, TopSpin, Inc. (the “Company”, “Registrant” or “TopSpin”) , entered into a Share Exchange Agreement (the “Agreement”) with Metamorefix Ltd., an Israeli corporation (“Metamorefix”) and all of the shareholders of Metamorefix. Metamorefix is a company engaged in developing solutions for tissue regeneration, and skin tissue regeneration in particular.

Contemporaneously with the Agreement, the Company, together with the Company’s wholly-owned subsidiary Topspin Medical (Israel) Ltd. (the “Subsidiary”) and the other shareholders of Metamorefix, entered into an agreement for the purchase by the Subsidiary of 5,725,000 ordinary shares of Metamorefix, constituting 80.35% of the share capital of Metamorefix on an issued and outstanding basis (but not a fully diluted basis), in exchange for the Company issuing to the shareholders of Metamorefix (other than the Subsidiary) a total of 8,009,009 Ordinary Shares and the grant to the option holders of Metamorefix of 363,728 non-tradable options to purchase Ordinary Shares, constituting 40.49% of the Company`s share capital on a fully diluted basis.

Since the Registrant is a publicly registered corporation with no significant operations, Metamorefix will be treated as the continuing reporting entity. Accordingly, the transaction is accounted for as a recapitalization, equivalent to the issuance of stock by Metamorefix for the net monetary assets of the Registrant accompanied by a recapitalization.

The Pro forma Unaudited Financial Statements have been prepared by management of the Company in order to present consolidated financial position and results of operations of the Registrant and Metamorefix as if the acquisition had occurred as of September 30, 2011 for the pro forma condensed balance sheet and to give effect to the acquisition resulting in Metamorefix being the continuing reporting entity, as if the transaction had taken place at January 1, 2010 for the pro forma condensed consolidated statement of losses for the year ended December 31, 2010 and the nine months ended September 30, 2011.

The pro forma information is based on historical financial statements giving effect to the proposed transactions using the accounting treatment described above and the assumptions and adjustments in the accompanying notes to the pro forma financial statements. The unaudited pro forma financial information is not necessarily indicative of the actual results of operations or the financial position which would have been attained had the acquisitions been consummated at either of the foregoing dates or which may be attained in the future. The pro forma financial information should be read in conjunction with the historical financial statements of Metamorefix and Topspin (including notes thereto) included in the Form 8-K of which this pro forma financial information is a part.

CONSOLIDATED BALANCE SHEETS

NIS in thousands

METAMOREFIX LTD

CONDENSED CONSOLIDATED PRO FORMA UNAUDITED BALANCE SHEET
SEPTEMBER 30, 2011

	Metamorefix September 30, 2011	TopSpin INC. September 30, 2011	Pro Forma Adjustments		Pro Forma Consolidated

Cash and cash equivalents	84	-	1,450	3	1,534
Other accounts receivable and prepaid expenses	319	137	-		456
Property and equipment, net	238	-	-		238
Investment in affiliated company	-	9,428	(9,428	) 6	-
Total Assets	641	9,565	(7,978)		2,228

Trade payables	101	1,415			1,516
Other accounts payable and accruals	108	644	300	4	1,052
Shareholder's Loan	838	331	(1,169	) 2	-
Related parties	-	150	-		150
Accrued severance pay	26	-			26
Liability in respect of warrants	1,089	-			1,089
Tax provision	-	1,312			1,312
Total liabilities	2,162	3,852	(869)		5,145

Share capital	71	43	(29	) 1	85
Additional paid in capital	8,871	182,788	(186,546	) 5	7,761
			1,169	2
			1,450	3
			29	1
Capital fund	-	9,538	(9,538	) 6	-
Accumulated deficit	(10,463)	(186,656)	186,656	5	(10,763)
			(300	) 4
Total Shareholders' Equity (Deficiency)	(1,521)	5,713	(7,109)		(2,917)

STATEMENTS OF OPERATIONS

NIS in thousands

METAMOREFIX LTD CONDENSED CONSOLIDATED PRO FORMA UNAUDITED STATEMENT OF LOSSES FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

	Metamorefix September 30, 2011	TopSpin INC. September 30, 2011	Pro Forma Adjustments		Pro Forma Consolidated

Research and development, net	844	-	-		844
General and administrative	483	1,983	(1,983	) 5	483
	1,327	1,983	(1,983)		1,327
Financial expenses, net	19	131	(131	) 5	19
Equity Loss in Subsidiary	-	110	(110	) 6	-
	1,346	2,224	(2,224)		1,346

STATEMENTS OF OPERATIONS

NIS in thousands

METAMOREFIX LTD CONDENSED CONSOLIDATED PRO FORMA UNAUDITED STATEMENT OF LOSSES FOR THE PERIOD ENDED DECEMBER 31, 2010

	Metamorefix December 31, 2010	TopSpin INC. December 31, 2010	Pro Forma Adjustments		Pro Forma Consolidated

Research and development, net	3,642	-	-		3,642
General and administrative	576	2,512	(2,512	) 5	576
	4,218	2,512	(2,512)		4,218
Financial expenses, net	485	(197)	197	5	485
	4,703	2,315	(2,315)		4,703

Pro Forma Adjustments

The following pro forma adjustments are incorporated into the pro forma condensed consolidated balance sheet as of September 30, 2011 and the pro forma condensed consolidated statement of losses for the nine months ended September 30, 2011 and the year ended December 31, 2010, respectively.

(1)
To record total value of the shares after the transaction as 22,355,929 shares of Registrant’s newly issued shares of common stock; to eliminate Metamorefix capital structure; exchange 5,725,000 previously issued and outstanding shares of Metamorefix ordinary and preferred shares for 8,009,009 common shares of the Registrant.

(2)	To record issuance of 1,202,480 of the Registrant's shares of common stock in exchange to converting loans and accrued interest in amount of 1,169 thousand NIS .

(3)	After the balance sheet date another loan was received from interested parties in amount of 1,450 thousands NIS and was converted into 1,499,036 shares.

(4)	To record 300 thousands NIS acquisition costs.

(5)	To eliminate Registrant’s expenses and accumulated deficit, and record recapitalization of Registrant.

(6)	To eliminate Metamorefix balances as an affiliated company in the Registrant’s balance.